UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2017

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington		98006-1350
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 28, 2017, T-Mobile US, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with John Legere, which will become effective as of April 1, 2017, pursuant to which Mr. Legere will continue to serve as the Company’s Chief Executive Officer. The Employment Agreement supersedes and replaces the prior employment agreement between the Company and Mr. Legere, dated as of September 22, 2012, as amended.

Pursuant to the Employment Agreement, Mr. Legere is entitled to (i) an annual base salary equal to $1,666,667, effective as April 1, 2017, (ii) commencing with fiscal year 2017, an annual short-term incentive targeted at no less than $3,333,333 (with a maximum award equal to 200% of target), payable based on the attainment of pre-established performance goals, and (iii) employee benefits to the same extent and on the same terms as such benefits are provided generally by the Company to its senior executives. On April 1, 2017, Mr. Legere will be granted a one-time award of performance-based restricted stock units under the Company’s 2013 Omnibus Incentive Plan (as amended, the “Plan”), with respect to a number of shares of Company common stock equal to $3,000,000 divided by the average closing price of the Company’s common stock for the 30 calendar day-period ending five business days prior to February 25, 2017, rounded up to the nearest whole share (the “True-Up PRSUs”). The True-Up PRSUs will be subject to the same vesting schedule and other terms and conditions (including, without limitation, performance goals) applicable to the award of performance-based restricted stock units (“PRSUs”) granted to Mr. Legere under the Plan on February 25, 2017.

Pursuant to the Employment Agreement, commencing with calendar year 2018, Mr. Legere will be entitled to annual long-term incentive awards with a target grant-date value equal to $15,000,000, which will be allocated as follows: (i) $3,000,000 of such value will be granted in the form of PRSUs (the “Incremental PRSUs”); and (ii) with respect to the remaining $12,000,000 of such value, (a) $4,000,000 will be granted in the form of time-based restricted stock units and (b) $8,000,000 will be granted in the form of PRSUs.

The Employment Agreement provides that if Mr. Legere’s employment is terminated by the Company other than for “cause” (as defined in the Employment Agreement), by Mr. Legere for “good reason” (as defined in the Employment Agreement), or due to the Company’s non-renewal of the Employment Agreement (each, a “qualifying termination”), then, subject to his timely execution and non-revocation of a release, he will be entitled to receive:

•	a lump-sum payment equal to two times the sum of (i) his then-current annual base salary plus (ii) his then-current target short-term incentive;

•	any earned, unpaid short term incentive for the last completed fiscal year of the Company preceding the termination date (a “Prior Year STI”);

•	a pro rata short-term incentive for the fiscal year in which the qualifying termination occurs (a “Pro Rata STI”), based on actual performance results for such year or, if such termination occurs on or within 24 months after a “change in control” (as defined in the Plan), based on target performance for such year; and

•	with respect to Mr. Legere’s then-outstanding long-term incentive awards (each, an “LTI Award”), and notwithstanding anything to the contrary in the applicable award agreement(s):

•	full vesting of time-based LTI Awards (including any time-based restricted stock units); and

•	performance-vesting LTI Awards (including any PRSUs) will become vested and earned as of the date of such qualifying termination based on actual performance through the termination date, or, if such qualifying termination occurs on or within 12 months after a change in control, based on the greater of target or actual performance through the change in control.

•	Notwithstanding the foregoing, with respect to the True-Up PRSUs and Incremental PRSUs, the accelerated vesting described above will be subject to Mr. Legere’s satisfactory participation and cooperation in, and assistance with, succession planning (including his satisfactory and orderly transition of duties and responsibilities to his successor) after any notice of qualifying termination or non-renewal is provided until the termination date, with such determination to be made by the Section 16 Subcommittee of the Compensation Committee of the Company’s Board of Directors in its good faith sole discretion.

The Employment Agreement further provides that if Mr. Legere’s employment is terminated due to his death or disability, he will be entitled to receive the following:

•	any Prior Year STI;

•	a Pro Rata STI, based on target performance results for the fiscal year in which such termination occurs; and

•	the vesting of any LTI Award or other equity award granted under the Plan will be governed by the terms of the Plan and the applicable award agreement, which terms shall be no less favorable than those applicable to all other executive-level employees of the Company.

To the extent that any payment or benefit received by Mr. Legere pursuant to the Employment Agreement or otherwise would be subject to an excise tax under Internal Revenue Code Section 4999, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Legere than receiving the full amount of such payments.

The Employment Agreement also provides that the Company will reimburse Mr. Legere for up to $25,000 in legal fees incurred by him in connection with the Employment Agreement and any ancillary agreements.

The foregoing description of the Employment Agreement with Mr. Legere is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be subsequently filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

March 28, 2017	/s/ J. Braxton Carter
J. Braxton Carter Executive Vice President and Chief Financial Officer